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FILED PURSUANT TO RULE 424(b)(2)
FILE NUMBER 333-165628

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 23, 2010)

2,100,000 Shares

Common Stock

We are offering 2,100,000 shares of our common stock in this offering. Our common stock is quoted on the Nasdaq Global Select Market under the symbol "COBZ." The last reported sale price on the Nasdaq Global Select Market on March 19, 2012 was $6.61 per share.

See "Risk Factors" beginning on page S-11 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and "Item 1A—Risk Factors" beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, to read about the risks you should consider before buying our common stock.

	Per Share	Total
Public offering price	$6.00	$12,600,000
Underwriting discounts and commissions	$0.30	$630,000
Proceeds to CoBiz Financial Inc. (before expenses)	$5.70	$11,970,000

The shares of common stock are not savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Stifel Nicolaus Weisel expects to deliver the common stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about March 23, 2012.

Stifel Nicolaus Weisel

The date of this prospectus supplement is March 19, 2012.

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Under this shelf registration process, we may offer from time to time shares of common stock and other securities. Both this prospectus supplement and the accompanying prospectus include important information about us, our common stock and other information you should consider before investing. This prospectus supplement may add, update and change information contained in the accompanying prospectus and in the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under "Incorporation of Certain Documents By Reference" before investing in our common stock. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or the documents incorporated by reference, on the other hand, the information contained in this prospectus supplement shall control.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not and the underwriter has not authorized anyone to provide you with different information. We are not and the underwriter is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference is accurate as of any date other than the date of such applicable document. Our business, financial condition, results of operations and prospects may have changed since that date.

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus contain forward-looking statements that describe our future plans, strategies and expectations. All forward-looking statements are based on assumptions and involve risks and uncertainties, many of which are beyond our control and which may cause our actual results, performance or achievements to differ materially from the results, performance or achievements contemplated by the forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements speak only as of the date they are made. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" beginning on page S-11 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and "Item 1A—Risk Factors" beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, and elsewhere in this prospectus supplement, including, without limitation, in conjunction with the forward-looking statements included in this prospectus supplement.

        We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY

        This overview is not complete and does not contain all of the information that you should consider before investing in our common stock. This overview is qualified by the more detailed information and financial statements and notes appearing elsewhere in, or incorporated by reference into, this prospectus supplement or the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus before making an investment decision. "We," "us," "our," "CoBiz" or the "Company" in this prospectus supplement refer to CoBiz Financial Inc. and its subsidiaries on a consolidated basis.

Company Overview

        We are a diversified financial services company headquartered in Denver, Colorado. Through our subsidiary companies, we combine elements of personalized service found in community banks with sophisticated financial products and services traditionally offered by larger regional banks that we market to our targeted customer base of professionals, high-net-worth individuals and small to mid-sized businesses. At December 31, 2011, we had $2.4 billion in total assets, net loans of $1.6 billion and deposits of $1.9 billion. We were incorporated in Colorado on February 19, 1980, as Equitable Bancorporation, Inc.

        Our wholly-owned subsidiary, CoBiz Bank, or the Bank, is a full-service business banking institution serving two markets, Colorado and Arizona. In Colorado, the Bank operates under the name Colorado Business Bank and has nine locations in the Denver metropolitan area, one in Boulder and two near Vail. In Arizona, the Bank operates under the name Arizona Business Bank and has six locations serving the Phoenix metropolitan area and the surrounding area of Maricopa County. Each of the Bank's locations is headed up by a local president with substantial decision-making authority. We focus on attracting and retaining high quality personnel by maintaining an entrepreneurial culture and a decentralized business approach. We support our bank branch and fee-based business offices with back-office services centrally from our downtown Denver office.

        Our banking products are complemented by our fee-based business lines, which we first introduced in 1998 when we began offering trust and estate administration services. Through a combination of internal growth and acquisitions, our fee-based business lines have grown to include employee benefits brokerage and consulting, insurance brokerage, wealth transfer planning, investment banking and investment management services. We believe offering such complementary products allows us to both broaden our relationships with existing customers and attract new customers to our core business. In addition, we believe the fees generated by these services will increase our non-interest income and decrease our dependency on net interest income.

        Our executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202, our telephone number is (303) 312-3400 and our website is www.cobizfinancial.com. Information on our website is not a part of this prospectus supplement and is not incorporated by reference.

Business Strategy

        We provide a diverse menu of financial solutions and products to our targeted customer base. Our services include:

  •
  Business banking, which includes traditional lending and deposit products and cash management and treasury products, offered through the Bank

  •
  Investment banking services offered through Green Manning & Bunch, Ltd., or GMB

  •
  Wealth management services offered through CoBiz Investment Management, LLC, or CIM, the Bank's trust division, CoBiz Trust, and Financial Designs Ltd., or FDL

  •
  Insurance brokerage and consulting offered through FDL and CoBiz Insurance, Inc., or CoBiz Insurance

        We believe that through the combination of our business banking franchise and our fee-based businesses, we are uniquely situated to service our commercial clients throughout their business lifecycle. We are able to help our customers grow by providing banking services through our bank franchise, capital planning through GMB and employee and executive benefits packages through FDL. We can also assist in planning for the future with wealth transfer planning and business succession through FDL. We are able to protect assets with property and casualty insurance through CoBiz Insurance. We can facilitate exit and retirement strategies with merger and acquisition services provided by GMB, and investment management services through CIM. We are also able to preserve our customers' wealth with trust and fiduciary services through CoBiz Trust, investment management services through CIM and wealth transfer services by FDL. In 2007, we completed a project to clarify and strengthen the CoBiz brand, by focusing on the relationship between each of our business lines, our unique breadth of services and our exceptional reputation in the markets we serve. The project analysis included extensive customer and market research to help develop a cohesive and comprehensive approach to our internal and external communications efforts while leveraging the power of each subsidiary as part of the larger company. The branding initiative was executed across all our companies throughout 2007. The initiative has refined the brand platform and unified the look and feel of the CoBiz identity across the Company.

        We have also focused our efforts on product development and establishing the technology necessary to support services such as upgraded Internet banking, expanded treasury management products and check and document imaging, as well as a 24-hour voice response system. Other services currently offered by the Bank include retail and wholesale lockbox, positive pay, controlled disbursement, repurchase agreements and sweep investment accounts. We believe we differentiate ourselves from our community bank competitors by offering more sophisticated products and services with high touch service.

        We believe that consolidation in the banking industry has created gaps in serving the needs of small and medium-sized businesses, as these customers often are not large enough to warrant significant marketing focus and customer service from large banks. In addition, we believe large national banks often do not satisfy the needs of high-net-worth individuals who desire personal attention from experienced bankers. Similarly, we believe many of the remaining independent banks in our region do not provide the sophisticated banking products and services such customers require. Through our ability to combine personalized service provided by experienced personnel who are established in their community, sophisticated technology and a broad product line, we believe we will continue to achieve strong internal growth by attracting customers currently banking at both larger and smaller financial institutions and by expanding our business with existing customers.

 THE OFFERING

Common stock offered	2,100,000 shares
Common stock outstanding after this offering(1)	39,665,127 shares
Public offering price per share	$6.00
Use of proceeds

We intend to use the net proceeds of the offering for general corporate purposes. These purposes may include supporting the capital needs of the Company and the Bank, expanding our operations through new branch offices, possible acquisitions and funding working capital needs.

Dividends

Common stock holders are entitled to dividends when, as and if declared by our board of directors out of funds legally available for such dividend payouts. Since August 1999, our board of directors has declared and we have paid a quarterly cash dividend. However, in the second quarter of 2009, we reduced our quarterly dividend from $0.07 to $0.01 per share, where it has remained for each subsequent quarter.

Nasdaq Global Select Market Symbol	COBZ
Risk factors

Before investing, you should carefully consider all of the information in this prospectus supplement. In particular, you should evaluate the "Risk Factors" beginning on page S-11 of this prospectus supplement, as well as the risk factors included in the accompanying prospectus and "Item 1A—Risk Factors" beginning on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference herein, to read about the risks you should consider before buying our common stock.

(1)
The number of shares outstanding after the offering is based on 37,565,127 common shares outstanding as of March 13, 2012. Such number of shares does not include 2,388,653 shares of common stock issuable upon exercise of all options outstanding as of March 13, 2012 or 895,968 shares reserved for future issuance upon the exercise of the warrant originally issued to the U.S. Treasury under the Capital Purchase Program.

 SELECTED HISTORICAL FINANCIAL DATA

        We have set forth certain summary financial information in the table below for the periods and dates indicated. The statement of income data and balance sheet data as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011 is derived from our audited consolidated financial statements and related notes for those periods, which are incorporated by reference in this prospectus supplement. The statement of income data and balance sheet data as of December 31, 2009, 2008 and 2007 and for each of the two years in the period ended December 31, 2008 is derived from our audited consolidated financial statements and related notes for those periods, which are not incorporated by reference in this prospectus supplement.

        These tables should be read in conjunction with such consolidated financial statements and accompanying notes.

	At or for the year ended December 31,
	2011	2010	2009	2008	2007
	(in thousands, except per share data)
Statement of income data:
Interest income	$111,264	$115,979	$129,450	$144,908	$154,510
Interest expense	14,863	19,148	26,066	49,557	66,611

Net interest income before provision for loan losses	96,401	96,831	103,384	95,351	87,899
Provision for loan losses	4,002	35,127	105,815	39,796	3,936

Net interest income (loss) after provision for loan losses	92,399	61,704	(2,431)	55,555	83,963
Noninterest income	35,956	35,008	27,627	35,778	28,611
Noninterest expense	100,547	109,112	141,410	89,717	75,515

Income (loss) before taxes	27,808	(12,400)	(116,214)	1,616	37,059
Provision (benefit) for income taxes	(5,654)	10,028	(32,859)	(91)	13,713

Net income (loss) before noncontrolling interest	$33,462	$(22,428)	$(83,355)	$1,707	$23,346
Less: net (income) loss attributable to noncontrolling interest	—	(209)	314	(379)	(322)

Net income (loss)	$33,462	$(22,637)	$(83,041)	$1,328	$23,024

Earnings (loss) per common share—basic	$0.76	$(0.72)	$(2.98)	$0.05	$0.98
Earnings (loss) per common share—diluted	0.76	(0.72)	(2.98)	0.05	0.96
Cash dividends declared per common share	0.04	0.04	0.10	0.28	0.26
Dividend payout ratio	5.26%	NM	NM	560.00%	26.53%
Balance sheet data:
Total assets	$2,423,504	$2,395,088	$2,466,015	$2,684,275	$2,391,012
Total investments	633,308	644,668	545,980	500,448	395,663
Loans	1,637,424	1,643,727	1,780,866	2,031,253	1,846,326
Allowance for loan losses	55,629	65,892	75,116	42,851	20,043
Loans held for sale	—	—	1,820	—	—
Deposits	1,918,406	1,889,368	1,968,833	1,639,031	1,742,689
Junior subordinated debentures	72,166	72,166	72,166	72,166	72,166
Subordinated notes payable	20,984	20,984	20,984	20,984	—
Shareholders' equity	220,082	201,738	230,451	252,099	189,270
Book value per common share	$4.39	$3.78	$4.59	$8.16	$8.23
Tangible common book value per share (Non-GAAP)	4.30	3.67	4.46	5.94	6.25
Performance ratios:
Return on average total assets	1.39%	(0.93)%	(3.25)%	0.05%	1.04%
Pre-tax, pre-provision return on assets (PTPP ROA) (Non-GAAP)	1.49	1.27	1.63	1.79	1.88
Return on average shareholders' equity	16.23	(10.17)	(35.23)	0.67	12.15
Average shareholders' equity to average total assets	8.58	9.15	9.22	7.80	8.54
Net interest margin	4.35	4.37	4.38	4.08	4.28
Efficiency ratio(1)	73.01	76.49	68.27	65.10	64.10
Asset quality ratios:
Nonperforming assets to total assets	1.89%	2.83%	4.24%	1.75%	0.15%
Nonperforming loans to total loans	1.66	2.60	4.44	2.02	0.18
Allowance for loan and credit losses to total loans	3.40	4.01	4.23	2.12	1.12
Allowance for loan and credit losses to nonperforming loans	204.38	154.33	97.28	104.95	604.69
Net charge-offs to average loans	0.86	2.62	3.78	0.87	0.11
Capital ratios:
Tier 1 leverage ratio	11.3%	10.3%	11.4%	10.4%	9.1%
Tier 1 capital ratio	14.0	12.9	13.8	12.3	9.4
Total risk-based capital ratio	16.3	15.5	16.1	14.5	10.7

NM—Not Meaningful

(1)
Efficiency Ratio is calculated by dividing noninterest expense by the sum of net interest income before provision for loan losses and noninterest income, excluding gains and losses on asset sales and valuation adjustments.

 RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

        Certain financial information included in "Selected Historical Financial Data" above is determined by methods other than in accordance with generally accepted accounting principles, or GAAP. "Tangible common book value per share" and "pre-tax, pre-provision return on assets" are non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC that our management uses in its analysis of our performance.

  •
  "Tangible common book value per share."  Tangible common book value is a Non-GAAP financial measurement that reflects the basis on which management internally reviews capital adequacy. Shareholders' equity is adjusted to exclude goodwill, intangible assets and preferred stock.

  •
  "Pre-tax, pre-provision earnings."  Pre-tax pre-provision earnings, or PTPP, is a Non-GAAP financial measurement, calculated as total revenue less noninterest expense (excluding impairment and valuation losses). The Company believes that PTPP is a useful financial measure that enables investors and others to assess the Company's ability to generate capital to cover credit losses and is a reflection of earnings generated by the core business.

        You should not view these disclosures as a substitute for results determined in accordance with GAAP, and they are not necessarily comparable to non-GAAP measures used by other companies. The following table presents a reconciliation to provide a more detailed analysis of these non-GAAP performance measures.

	At December 31,
	2011	2010	2009	2008	2007
	(in thousands, except per share amounts)
Tangible Common Book Value Per Share
Shareholders' equity as reported—GAAP	$220,082	$201,738	$230,451	$252,099	$189,270
Goodwill and intangible assets	(3,399)	(4,119)	(4,910)	(51,864)	(45,498)

Tangible equity—Non-GAAP	$216,683	$197,619	$225,541	$200,235	$143,772
Preferred stock	(57,337)	(62,414)	(61,872)	(61,464)	—

Tangible common equity—Non-GAAP	$159,346	$135,205	$163,669	$138,771	$143,772

Common shares outstanding (in thousands)	37,090	36,877	36,724	23,375	22,993
Tangible common book value per share	$4.30	$3.67	$4.46	$5.94	$6.25
Pre-Tax, Pre-Provision Earnings
Net income—GAAP	$33,462	$(22,637)	$(83,041)	$1,328	$23,024
Adjusted for:
Provision (benefit) for income taxes	(5,654)	10,028	(32,859)	(91)	13,713
Provision for loan and credit losses	3,976	35,033	105,711	39,479	3,936
Net other than temporary impairment losses on securities recognized in earnings	771	451	922	—	—
Loss on securities, other assets and other real estate owned	3,145	7,977	4,677	4,592	1,039
Goodwill impairment	—	—	46,160	—	—

Pre-tax, pre-provision earnings	$35,700	$30,852	$41,570	$45,308	$41,712

Average assets	$2,403,960	$2,434,002	$2,556,706	$2,529,901	$2,218,625
PTPP ROA	1.49%	1.27%	1.63%	1.79%	1.88%

RISK FACTORS

        An investment in our common stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2011, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

         Our common stock is not insured and you could lose the value of your entire investment.

        An investment in shares of our common stock is not a deposit or any other obligation of any bank and is not insured against loss by the government. Accordingly, you could lose the value of some or all of your investment.

         The trading price of our common stock may be subject to continued significant fluctuations and volatility.

        The market price of our common stock could be subject to significant fluctuations due to a change in sentiment in the market regarding our operations or business prospects. Such risks may be affected by:

  •
  Operating results that vary from the expectations of management, securities analysts and investors;

  •
  Developments in our businesses or in the financial sector generally;

  •
  Regulatory changes affecting our industry generally or our businesses and operations;

  •
  The operating and securities price performance of companies that investors consider to be comparable to us;

  •
  Announcements of strategic developments, acquisitions and other material events by us or our competitors;

  •
  Changes in the credit and real estate markets; and

  •
  Changes in global financial markets and global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

        Stock markets in general and our common stock in particular have experienced over the past several years, and continue to be experiencing, significant price and volume volatility. As a result, the market price of our common stock may continue to be subject to similar market fluctuations that may be unrelated to our operating performance or business prospects. Increased volatility could result in a decline in the market price of our common stock.

         We may issue additional shares of common or preferred stock, which may dilute the ownership and voting power of our shareholders and the book value of our common stock and we may conduct debt or preferred stock offerings which would be senior to our common stock upon liquidation.

        We are currently authorized to issue up to 50,000,000 shares of common stock of which 37,565,127 shares were outstanding as of March 13, 2012 and up to 2,000,000 shares of preferred stock of which 57,366 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, or the Series C Preferred Stock, that we issued to the U.S. Treasury as part of our participation in the Small Business Lending Fund are outstanding as of the date hereof. Our board of directors has authority, without action or vote of the shareholders (except for approval rights of Series C Preferred Stockholders in certain circumstances and approval rights of shareholders under applicable stock exchange rules), to issue all or part of the authorized but unissued shares and to establish the terms of any series of preferred stock. These authorized but unissued shares could be issued on terms or in circumstances that could dilute the interests of other stockholders. Any such issuance will dilute the percentage ownership interest of shareholders and may further dilute the book value of our common stock. Furthermore, in connection with our prior participation in the Capital Purchase Program authorized by the Troubled Asset Relief Plan, the U.S. Treasury received a warrant to purchase 895,968 shares of our common stock at an initial per share exercise price of $10.79, subject to adjustment, which expires ten years from the issuance date. Concurrent with the issuance of the Series C preferred stock under the Small Business Lending Fund, we redeemed all of the $64.5 million of Series B preferred stock held by the U.S. Treasury under the Capital Purchase Program. On November 17, 2011, the U.S. Treasury sold the warrant to a third party in a private auction and such warrant remains outstanding despite our exit from the Capital Purchase Program. The issuance of additional shares of common stock to the third party as a result of the exercise of the warrant will dilute the ownership interest of our existing common shareholders. Holders of our common stock are not entitled to preemptive rights or other protections against dilution.

        We may also raise additional capital by making additional offerings of debt securities, including medium-term notes, trust preferred securities and senior or subordinated notes, subject to receiving any required regulatory approvals. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our common stock.

         You may not receive dividends on your common stock.

        Holders of our common stock are only entitled to receive such dividends as our board of directors may declare out of funds legally available for such payments. Furthermore, holders of our common stock are subject to the prior dividend rights of any holders of our preferred stock then outstanding. As of the date hereof, there are 57,366 shares of our Series C Preferred Stock with a liquidation amount of $1,000 per share, issued and outstanding. Pursuant to the terms of the agreement executed in the issuance of the Series C Preferred Stock, the ability of the Company to declare or pay dividends or distributions on, or purchase, redeem or otherwise acquire for consideration, shares of its common stock will be subject to restrictions in the event that the Company fails to declare and pay full dividends on the Series C Preferred Stock. In addition, the Company may declare and pay dividends on its common stock or any other stock junior to the Series C Preferred Stock, or repurchase shares of any such stock, only if after payment of such dividends or repurchase of such shares the Company's Tier 1 Capital would be at least 90% of the Signing Date Tier 1 Capital, as set forth in the Articles of Amendment establishing the Series C Preferred Stock.

        In the second quarter of 2009, we reduced our quarterly common stock dividend to $0.01 per share. There is no guarantee that we will increase our quarterly dividend above $0.01 and we could determine to eliminate our common stock dividend altogether.

        We are also subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve Board is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Colorado state laws relating to the payment of dividends. We depend, in part, on dividends, distributions and other payments from our banking subsidiary, CoBiz Bank, to fund dividend payments on our common and preferred stock. The approval of the Colorado Division of Banking is required prior to the declaration of any dividend by CoBiz Bank if the total of all dividends declared by CoBiz Bank in any calendar year exceeds the total of its net profits of that year combined with the retained net profits for the preceding two years.

        Dividends on our capital stock (common and preferred stock) are also prohibited under the terms of our junior subordinated debenture agreements if we are in continuous default on our payment obligations to the capital trusts, have elected to defer interest payments on the debentures or extend the interest payment period.

        These dividend restrictions could adversely affect the market price of our common stock.

 USE OF PROCEEDS

        We expect to receive net proceeds of approximately $11.8 million from the offering after deducting the estimated underwriting discounts and our estimated offering expenses. We intend to use the net proceeds of the offering for general corporate purposes. These purposes may include:

  •
  supporting the growth and related regulatory capital needs of the Company and the Bank,

  •
  expanding our operations through new de novo branch offices,

  •
  possible acquisitions, and

  •
  funding working capital needs.

CAPITALIZATION

        The following table shows our consolidated capitalization as of December 31, 2011 on a historical basis and on an as adjusted basis to reflect the sale of 2,100,000 shares of our common stock offered by us in this offering. You should read the following table with the consolidated financial statements and notes which are incorporated by reference into this prospectus supplement.

	December 31, 2011
	Actual	As Adjusted
	(in thousands, except per share amounts)
Long-term debt:
Junior subordinated debentures	$72,166	$72,166
Subordinated debentures	20,984	20,984
Shareholders' Equity:
Cumulative preferred, $.01 par value; 2,000,000 shares authorized; 57,366 issued and outstanding ($57,366 liquidation value)	1	1
Common, $.01 par value; 50,000,000 shares authorized; and 37,089,753 and 39,189,753 issued and outstanding, respectively	368	389
Additional paid-in capital	222,200	234,009
Accumulated deficit	(3,571)	(3,571)
Accumulated other comprehensive income, net of income tax of $666	1,084	1,084

Total shareholders' equity	$220,082	$231,912

Common book value per share	$4.39	$4.45
Equity to total assets, at period end	9.08%	9.52%
Regulatory capital ratios:
Tier 1 leverage ratio	11.3%	11.8%
Tier 1 capital ratio	14.0	14.6
Total capital ratio	16.3	16.9

 PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

        Our common stock is traded on the Nasdaq Global Select Market and quoted under the symbol "COBZ." At March 13, 2012, there were 37,565,127 shares of our common stock outstanding. The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share for our common stock on the Nasdaq Global Select Market, and the cash dividends declared per share in each such quarter.

	High	Low	Cash Dividend Declared
2010:
First quarter	$6.60	$4.25	$0.01
Second quarter	8.29	5.99	0.01
Third quarter	6.78	4.98	0.01
Fourth quarter	6.20	4.71	0.01
2011:
First quarter	$7.02	$5.54	$0.01
Second quarter	7.00	5.93	0.01
Third quarter	6.54	4.36	0.01
Fourth quarter	5.84	4.22	0.01
2012:
First quarter(1)	$6.69	$5.22	$0.01

(1)
Through March 19, 2012

        Since August 1999, our board of directors has declared and we have paid a quarterly cash dividend. However, in the second quarter of 2009, we reduced our quarterly dividend from $0.07 to $0.01 per share. The timing and amount of future dividends are at the discretion of our board of directors and will depend upon our consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to us by our subsidiaries, applicable government regulations and policies and other factors considered relevant by our board of directors. Capital distributions, including dividends, by institutions such as the Bank are subject to restrictions tied to the institution's earnings. For a description of these restrictions, see the section of our Annual Report on Form 10-K for the year ended December 31, 2011 entitled "Supervision and Regulation", which is incorporated by reference herein. Furthermore, as long as the Series C Preferred Stock issued to the U.S. Treasury is outstanding, dividend payments and repurchases or redemptions relating to certain equity securities, including our common stock, are prohibited until all accrued and unpaid dividends are paid on such preferred stock, subject to certain limited exceptions. This could adversely affect the market price of our common stock.

UNDERWRITING

        We are offering the shares of our common stock described in this prospectus supplement through Stifel, Nicolaus & Company, Incorporated, or Stifel, as the sole underwriter. We have entered into an underwriting agreement with Stifel. Subject to the terms and conditions described in the underwriting agreement, the underwriter has agreed to purchase 2,100,000 shares of common stock from us. The underwriting agreement provides that the underwriter's obligation to purchase such shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement, including:

  •
  the representations and warranties made by us to the underwriter are true;

  •
  there is no material adverse change in the financial markets; and

  •
  we deliver customary closing documents and legal opinions to the underwriter.

        Subject to these conditions, the underwriter is committed to purchase and pay for all the shares of common stock offered by this prospectus supplement, if any such shares are purchased.

        The shares of common stock are being offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by it, subject to approval of certain legal matters by counsel for the underwriter and other conditions. The underwriter reserves the right to withdraw, cancel, or modify this offering and to reject orders in whole or in part.

Offering Price

        We have been advised that the underwriter proposes to offer the shares of common stock to the public at the offering price set forth on the cover of this prospectus supplement. After the shares of common stock are released for sale to the public, the offering price and other selling terms may from time to time be changed by the underwriter.

Electronic Prospectus Delivery

        A prospectus supplement in electronic format may be made available on the web sites maintained by the underwriter. In connection with this offering, Stifel may distribute prospectuses electronically. Other than this prospectus supplement in electronic format, the information on any of these web sites and any other information contained on a web site maintained by Stifel is not part of this prospectus supplement.

Underwriting Discounts and Offering Expenses

        The following table shows the per share and total underwriting discounts and commissions we will pay to Stifel:

	Per Share	Total
Public offering price	$6.00	$12,600,000
Underwriting discount	$0.30	$630,000
Proceeds, before expenses, to us	$5.70	$11,970,000

        We estimate that our share of the total offering expenses, excluding underwriting discounts, will be approximately $140,000.

Lock-Up Agreements

        We, our executive officers and our directors have agreed that for a period of 90 days from the date of this prospectus supplement, neither we nor any of our executive officers or directors will, without the prior written consent of Stifel, subject to certain exceptions, sell, offer to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock. Stifel in its sole discretion may release the securities subject to these lock-up agreements at any time without notice.

Indemnity

        We have agreed to indemnify Stifel and persons who control Stifel against certain liabilities, including liabilities under the Securities Act of 1933, or the Securities Act, and to contribute to payments that Stifel may be required to make for these liabilities.

Other Considerations

        It is expected that delivery of the shares of our common stock will be made against payment therefor on or about the date specified on the cover page of this prospectus supplement.

        Stifel and certain of its affiliates have in the past provided, and may in the future from time to time provide, investment banking and other financing and banking services to us, for which they have in the past received, and may in the future receive, customary fees and reimbursement for their expenses.

VALIDITY OF COMMON STOCK

        The validity of the common stock offered hereby will be passed upon for us by Sherman & Howard L.L.C., Denver, Colorado and for the underwriter by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri. Lewis, Rice & Fingersh, L.C. will rely as to all matters of Colorado law upon the opinion of Sherman & Howard L.L.C.

EXPERTS

        The consolidated financial statements, incorporated in this prospectus supplement by reference from the Company's Annual Report on Form 10-K, and the effectiveness of CoBiz Financial Inc. and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

 WHERE YOU CAN FIND INFORMATION

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act relating to the common stock being offered by this prospectus supplement. This prospectus supplement is a part of the registration statement, but the registration statement also contains additional information and exhibits.

        We are subject to the informational requirements of the Securities Exchange Act of 1934, or the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other reports with the SEC. You can read and copy the proxy statement and reports filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the SEC's Public Reference Room.

        Our filings with the SEC are also available from its Internet website at http://www.sec.gov. Our common stock is listed on the Nasdaq Global Select Market and our reports can also be inspected at the offices of the Financial Industry Regulatory Authority, Inc. at 1735 K Street, N.W., Washington, DC 20006.

        The information in this prospectus supplement may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus or this prospectus supplement, before making an investment decision.

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC's rules allow us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus supplement and before the date that the offering of the securities by means of this prospectus supplement is completed will automatically update and, where applicable, supersede any information contained in this prospectus supplement or incorporated by reference in this prospectus supplement.

        We are incorporating by reference the following documents that we have previously filed with the SEC:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011;

  •
  our Current Report on Form 8-K filed on January 19, 2012; and

  •
  the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on June 11, 1998 under the Exchange Act, and any subsequent amendments and reports filed to update such description.

        We are also incorporating by reference into this prospectus supplement all of our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering has been completed, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K and any related exhibits which are not deemed filed and is not incorporated by reference herein.

        We will provide without charge to each person to whom this prospectus supplement is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus supplement excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from:

CoBiz Financial Inc.
821 Seventeenth Street
Denver, Colorado 80202
Attn: Corporate Secretary
Telephone: (303) 312-3400

        You may also review and obtain these documents at our internet website at www.cobizfinancial.com.

PROSPECTUS

$100,000,000

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Rights

        We may offer from time to time common stock, preferred stock, depository shares, debt securities (which may be senior or subordinated debt securities), warrants and rights. This prospectus describes the general terms of these securities and the general manner in which we will offer the securities. The aggregate initial offering price of all securities we sell under this prospectus will not exceed $100,000,000.

        The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities.

        Our common stock is traded on the Nasdaq Global Select Market under the symbol "COBZ."

        You should read this prospectus and any prospectus supplement carefully before you purchase any of our securities.

        For a discussion of certain factors that should be considered before investing in our securities, you should carefully review "Risk Factors" beginning on page 3 and in the documents we file with the Securities and Exchange Commission that are incorporated by reference.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is a crime to make any representation to the contrary.

        These securities will not be savings accounts, deposits or other obligations of any bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

        We may sell securities directly to you, through agents we select, or through underwriters and dealers we select. If we use agents, underwriters or dealers to sell the securities, we will name them and describe their compensation in a prospectus supplement. Our net proceeds from securities sales will be the initial public offering price minus any applicable underwriter's discount, agent's commission, and other offering expenses.

This prospectus is dated March 23, 2010.

i

ABOUT THIS PROSPECTUS

        References in this prospectus to "CoBiz," "we," "us" or "our" refer to CoBiz Financial Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a shelf registration process. Under this shelf registration process, we may sell any combination of common stock, preferred stock, depositary shares, debt securities, warrants or rights in one or more offerings up to a total dollar amount of $100,000,000.

        This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also add, update or change in a prospectus supplement any of the information contained in this prospectus or in documents we have incorporated by reference into this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement.

        You should carefully read both this prospectus and any prospectus supplement, together with additional information described under the heading "Where You Can Find More Information About CoBiz" before you invest in our securities.

WHERE YOU CAN FIND MORE INFORMATION ABOUT COBIZ

        We file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 S. Street N.E., Washington, D.C. 20549. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov and on our website at http://www.cobizfinancial.com. We have included the SEC's web address and our web address as inactive textual references only. Except as specifically incorporated by reference in this prospectus, information on those websites are not part of this prospectus.

        This prospectus is part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, or the Securities Act. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits filed with the SEC. You may refer to the registration statement and its exhibits for more information. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement.

        In addition, you may read our SEC filings at the offices of the Nasdaq Global Select Market which is located at 1735 K Street, N.W., Washington, D.C. 20006. Our SEC filings are available at the Nasdaq Global Select Market because our common stock is listed on the Nasdaq Global Select Market.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information that we file with the SEC will automatically update and supersede the information in this prospectus.

ii

        We are incorporating by reference the following documents that we have previously filed with the SEC under file no. 001-15955:

  •
  our Annual Report on Form 10-K (as amended) for the year ended December 31, 2009;

  •
  our Current Reports on Form 8-K filed on January 26, 2010 and February 25, 2010; and

  •
  the description of our capital stock contained in our registration statement on Form 8-A filed with the SEC on June 11, 1998 under the Securities Exchange Act of 1934, or the Exchange Act, and any subsequent amendments and reports filed to update such description.

        We are also incorporating by reference into this prospectus all of our filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act made after the date of the initial registration statement and prior to effectiveness of the registration statement and after the date of this prospectus but prior to the termination of the offering of the securities covered by this prospectus, except for information furnished under Item 2.02 or Item 7.01 of Form 8-K which is not deemed filed and is not incorporated by reference herein.

        You may obtain a copy of any of our filings that are incorporated by reference, at no cost, by writing to or telephoning us at the following address:

    CoBiz Financial Inc.
    821 Seventeenth Street
    Denver, Colorado 80202
    Attention: Lyne Andrich, Executive Vice President and Chief Financial Officer
    Telephone: (303) 293-2265

        You should rely only on the information provided in this prospectus or incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the first page of the prospectus.

iii

PROSPECTUS SUMMARY

        This summary highlights selected information about our company and a general description of the securities we may offer. This summary is not complete and does not contain all of the information that may be important to you. For a more complete understanding of us and the terms of the securities we will offer, you should read carefully this entire prospectus, including the "Risk Factors" section, the applicable prospectus supplement for the securities and the other documents we refer to and incorporate by reference. In particular, we incorporate important business and financial information into this prospectus by reference.

CoBiz Financial Inc.

        We are a diversified financial holding company headquartered in Denver, Colorado. Through our subsidiary companies, we combine elements of personalized service found in community banks with sophisticated financial products and services traditionally offered by larger regional banks that we market to our targeted customer base of professionals, high-net-worth individuals and small to mid-sized businesses. At December 31, 2009, we had $2.5 billion in total assets, $1.8 billion in loans, $2.0 billion in deposits and $230.5 million in shareholders' equity. We were incorporated in Colorado on February 19, 1980, as Equitable Bancorporation, Inc. Prior to our initial public offering in June 1998, the Company was acquired by a group of private investors in September 1994 who are still current shareholders.

        Our wholly-owned subsidiary, CoBiz Bank, or the Bank, is a full-service business banking institution serving two markets, Colorado and Arizona. In Colorado, the Bank operates under the name Colorado Business Bank and has nine locations in the Denver metropolitan area, one in Boulder and two near Vail. In Arizona, the Bank operates under the name Arizona Business Bank and has eight locations serving the Phoenix metropolitan area and the surrounding area of Maricopa County. Each of the Bank's locations is headed up by a local president with substantial decision-making authority. We focus on attracting and retaining high quality personnel by maintaining an entrepreneurial culture and a decentralized business approach. We support our bank branch and fee-based business offices with back-office services centrally from our downtown Denver office.

        Our banking products are complemented by our fee-based business lines, which we first introduced in 1998 when we began offering trust and estate administration services. Through a combination of internal growth and acquisitions, our fee-based business lines have grown to include employee benefits brokerage and consulting, insurance brokerage, wealth transfer planning, investment banking and investment management services. We believe offering such complementary products allows us to both broaden our relationships with existing customers and attract new customers to our core business. In addition, we believe the fees generated by these services will increase our non-interest income and decrease our dependency on net interest income.

        Our executive offices are located at 821 Seventeenth Street, Denver, Colorado 80202, our telephone number is (303) 293-2265 and our website is www.cobizfinancial.com. Information on our website is not a part of this prospectus and is not incorporated by reference.

Recent Developments

        For recent developments regarding CoBiz, we refer you to our most recent and future filings under the Exchange Act and any prospectus supplements.

        You should read the entire prospectus and the documents incorporated by reference into this prospectus, including the risk factors, financial data and related notes, before making an investment decision.

The Securities We May Offer

        We may use this prospectus to offer up to $100,000,000 aggregate amount of securities in one or more offerings. A prospectus supplement, which we will provide each time we offer securities, will describe the amounts, prices and detailed terms of the securities and may describe risks associated with an investment in the securities in addition to those described in "Risk Factors." We will also include in the prospectus supplement, where applicable, information about material United States federal income tax considerations relating to the securities.

        We may sell our securities to underwriters who will in turn sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any of those offers.

        A prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering, the compensation of those underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed "underwriters" within the meaning of the Securities Act.

  Common Stock

        We may sell our common stock, $.01 par value per share. In a prospectus supplement, we will describe the aggregate number of shares offered and the offering price or prices of the shares.

  Preferred Stock; Depositary Shares

        We may sell shares of our preferred stock, $.01 par value per share, in one or more series. In a prospectus supplement, we will describe the specific designation, the aggregate number of shares offered, the dividend rate or manner of calculating the dividend rate, the dividend periods or manner of calculating the dividend periods, the stated value of the shares of the series, the voting rights of the shares of the series, if any, whether and on what terms the shares of the series will be convertible or exchangeable, whether and on what terms we can redeem the shares of the series, whether we will offer depositary shares representing shares of the series and if so, the fraction or multiple of a share of preferred stock represented by each depositary share, whether we will list the preferred stock or depositary shares on a securities exchange and any other specific terms of the series of preferred stock.

  Debt Securities

        Our debt securities may be senior or subordinated in priority of payment. We will provide a prospectus supplement that describes the ranking, whether senior or subordinated, the specific designation, the aggregate principal amount, the purchase price, the maturity, the redemption terms, the interest rate or manner of calculating the interest rate, the time of payment of interest, if any, the terms for any conversion or exchange, including the terms relating to the adjustment of any conversion or exchange mechanism, the listing, if any, on a securities exchange and any other specific terms of the debt securities.

  Warrants

        We may sell warrants to purchase our debt securities, shares of common stock, shares of our preferred stock or our depositary shares. In a prospectus supplement, we will inform you of the exercise price and any other specific terms of the warrants, including whether our or your obligations, if any, under any warrants may be satisfied by delivering or purchasing the underlying securities or their cash value.

  Rights

        We may sell warrants to purchase our shares of common stock. In a prospectus supplement, we will inform you of the exercise price and any other specific terms of the rights, including whether our or your obligations, if any, under any rights may be satisfied by delivering or purchasing the underlying securities or their cash value.

RISK FACTORS

        Before you invest in our securities, you should be aware that there are various risks associated with investing in CoBiz, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus before you decide to purchase our securities. If any of the events described in the following risks or in the other information included in this prospectus or any prospectus supplement or incorporated by reference into this prospectus actually occur, our business, financial condition and operating results could be materially adversely affected, and you could lose all or part of your investment.

         Recent legislative and regulatory initiatives to address difficult market and economic conditions may not stabilize the U.S. economy or the U.S. banking system.

        On October 3, 2008, President Bush signed into law the Emergency Economic Stabilization Act of 2008, or EESA, which, among other measures, authorizes Treasury to purchase from financial institutions and their holding companies up to $700 billion in mortgage loans, mortgage-related securities and certain other financial instruments, including debt and equity securities issued by financial institutions and their holding companies, under the Trouble Asset Relief Program, or TARP. The purpose of TARP is to restore confidence and stability to the U.S. banking system and to encourage financial institutions to increase their lending to customers and to each other. Under the Capital Purchase Program authorized by TARP (as well as the Capital Assistance Program announced on February 25, 2009), the United States Department of Treasury, or Treasury, is purchasing equity securities from participating institutions. The EESA also increased federal deposit insurance on most deposit accounts from $100,000 to $250,000. This increase is in place until the end of 2013 and is not covered by deposit insurance premiums paid by the banking industry.

        The EESA followed, and has been followed by, numerous actions by the Federal Reserve Bank, or FRB, the U.S. Congress, Treasury, the Federal Deposit Insurance Corporation, or the FDIC, the SEC and others to address the current liquidity and credit crisis that has followed the sub-prime meltdown that commenced in 2007. These measures include homeowner relief that encourage loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector. Most recently, on February 17, 2009, the American Reinvestment and Recovery Act of 2009, or ARRA, was signed into law. ARRA, more commonly known as the economic stimulus bill or economic recovery package, is intended to stimulate the economy and provides for broad infrastructure, education and health spending.

        The purpose of these and certain other legislative and regulatory actions is to stabilize the U.S. banking system. The EESA, the ARRA and other regulatory initiatives may not have their desired effects. If the volatility in the markets continues and economic conditions fail to improve or worsen, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

         Difficult conditions in the financial services markets have adversely affected the business and results of operations of the Company, and we do not expect these conditions to improve in the near future.

        Dramatic declines in the housing market during the prior year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities, have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Many lenders and institutional investors have reduced and, in some cases, ceased to provide funding to borrowers including other financial institutions. The Company has historically used federal funds purchased as a short-term liquidity source and, while the Company continues to actively use this source, further credit tightening in the market could reduce funding lines available to the Company. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally.

         Weakness in the economy and in the real estate market, including specific weakness within the markets where our banks do business, has adversely affected us and may continue to adversely affect us.

        In general, all of our business segments have been negatively impacted by current market conditions. There has been a downturn in the real estate market, a slow-down in construction and an oversupply of real estate for sale in both 2008 and 2009. This downturn, and any additional softening, in our real estate markets could hurt our business because a majority of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature.

        Substantially all of our real property collateral is located in Arizona and Colorado. Although the Colorado economy has outperformed the majority of other metropolitan areas nationally, it began to show increasing signs of weakness during the fourth quarter of 2008. These broader economic trends have impacted our Colorado loan portfolio, which has seen an increase in adversely graded credits. Additionally, the Arizona market continues to be negatively impacted by a severely depressed residential housing market. The receipt of borrower financial statements as well as focused portfolio reviews by our bankers contributed to an increase in adversely graded credits in both markets during 2009. If real estate prices continue to decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be further diminished, and we would be more likely to suffer losses on defaulted loans.

        In addition, our Insurance Segment's revenues have been adversely affected by a continued soft premium market for property and casualty insurance; the decline in the broader equity market has negatively impacted Investment Advisory earnings; and Investment Banking transactions have been curtailed due to market uncertainty and valuation issues.

        Continued weakness could have a material adverse effect on our business, financial condition, results of operations and cash flows and on the market for our common stock.

         Our allowance for loan losses may not be adequate to cover actual loan losses.

        As a lender, we are exposed to the risk that our customers will be unable to repay their loans according to their terms and that any collateral securing the payment of their loans may not be sufficient to assure repayment. Credit losses are inherent in the lending business and could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio and provide an allowance for potential losses based on a number of factors. If our assumptions are wrong, our allowance for loan losses may not be sufficient to cover our losses, thereby having an adverse effect on our operating results, and may cause us to increase the allowance in the future. In addition, we expect to increase the number and amount of loans we originate, and we cannot guarantee that we will not experience an increase in delinquencies and losses as these loans continue to age, particularly if the economic conditions in Colorado and Arizona further deteriorate. The actual amount of future provisions for loan losses cannot be determined at any specific point in time and may exceed the amounts of past provisions. Additions to our allowance for loan losses would decrease our net income.

         A majority of our loans are secured by real estate. This concentration, coinciding with a downturn in our real estate markets, could affect our business.

        There has been a downturn in the real estate market, a slow-down in construction and an oversupply of real estate for sale in both 2008 and 2009. This downturn, and any additional softening, in our real estate markets could hurt our business because a majority of our loans are secured by real estate. Real estate values and real estate markets are generally affected by changes in national, regional or local economic conditions, fluctuations in interest rates and the availability of loans to potential purchasers, changes in tax laws and other governmental statutes, regulations and policies and acts of nature. If real estate prices decline, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished, and we would be more likely to suffer losses on defaulted loans. Substantially all of our real property collateral is located in Arizona and Colorado. Any such downturn could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         Our commercial and construction loans are subject to various lending risks depending on the nature of the borrower's business, its cash flow and our collateral.

        Our commercial real estate loans involve higher principal amounts than other loans, and repayment of these loans may be dependent on factors outside our control or the control of our borrowers. Repayment of commercial real estate loans is generally dependent, in large part, on sufficient income from the properties securing the loans to cover operating expenses and debt service. Rental income may not rise sufficiently over time to meet increases in the loan rate at repricing or increases in operating expenses, such as utilities and taxes. As a result, impaired loans may be more difficult to identify without some seasoning. Because payments on loans secured by commercial real estate often depend upon the successful operation and management of the properties, repayment of such loans may be affected by factors outside the borrower's control, such as adverse conditions in the real estate market or the economy or changes in government regulation. If the cash flow from the property is reduced, the borrower's ability to repay the loan and the value of the security for the loan may be impaired.

        Repayment of our commercial loans is often dependent on cash flow of the borrower, which may be unpredictable, and collateral securing these loans may fluctuate in value. Generally, this collateral is accounts receivable, inventory, equipment or real estate. In the case of loans secured by accounts receivable, the availability of funds for the repayment of these loans may be substantially dependent on the ability of the borrower to collect amounts due from its customers. Other collateral securing loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

        Our construction loans are based upon estimates of costs to construct and the value associated with the completed project. These estimates may be inaccurate due to the uncertainties inherent in estimating construction costs, as well as the market value of the completed project and the effects of governmental regulation of real property making it relatively difficult to accurately evaluate the total funds required to complete a project and the related loan-to-value ratio. As a result, construction loans often involve the disbursement of substantial funds with repayment dependent, in part, on the success of the ultimate project and the ability of the borrower to sell or lease the property, rather than the ability of the borrower or guarantor to repay principal and interest. Delays in completing the project may arise from labor problems, material shortages and other unpredictable contingencies. If the estimate of construction costs is inaccurate, we may be required to advance additional funds to complete construction. If our appraisal of the value of the completed project proves to be overstated, we may have inadequate security for the repayment of the loan upon completion of construction of the project.

         Our consumer loans generally have a higher risk of default than our other loans.

        Consumer loans entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by rapidly depreciating assets. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of damage, loss or depreciation. The remaining deficiency often does not warrant further collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various Federal and state laws, including Federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

         The value of securities in our investment securities portfolio may be negatively affected by continued disruptions in securities markets.

        The market for some of the investment securities held in our portfolio has become extremely volatile over the past 12 months. Market conditions may negatively affect the value of securities. There can be no assurance that the declines in market value associated with these disruptions will not result in other-than- temporary impairments of these assets, which would lead to accounting charges that could have a material adverse effect on our net income and capital levels.

         The Company may be adversely affected by the soundness of other financial institutions.

        Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. The Company has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose the Company to credit risk in the event of a default by a counterparty or client. In addition, the Company's credit risk may be exacerbated when the collateral held by the Company cannot be realized or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to the Company. Any such losses could have a material adverse affect on the Company's financial condition and results of operations.

         We are subject to executive compensation restrictions because of our participation in the Treasury's Capital Purchase Program.

        We are subject to TARP rules and standards governing executive compensation, which generally apply to our Chief Executive Officer, Chief Financial Officer and the three next most highly compensated senior executive officers and, with recent amendments, apply to a number of other employees. The standards include (i) a requirement to recover any bonus payment to senior executive officers or certain other employees if payment was based on materially inaccurate financial statements or performance metric criteria; (ii) a prohibition on making any golden parachute payments to senior executive officers and certain other employees; (iii) a prohibition on paying or accruing any bonus payment to certain employees, except as otherwise permitted by the rules; (iv) a prohibition on maintaining any plan for senior executive officers that encourages such officers to take unnecessary and excessive risks that threaten the Company's value; (v) a prohibition on maintaining any employee compensation plan that encourages the manipulation of reported earnings to enhance the compensation of any employee; and (vi) a prohibition on providing tax gross-ups to senior executive officers and certain other employees. These restrictions and standards could limit our ability to recruit and retain executives.

         The securities purchase agreement between us and Treasury permits Treasury to impose additional restrictions on us retroactively.

        The securities purchase agreement we entered into with Treasury permits Treasury to unilaterally amend the terms of the securities purchase agreement to comply with any changes in federal statutes after the date of its execution. ARRA imposed additional executive compensation and expenditure limits on all current and future TARP recipients, including us, until we have repaid Treasury. These additional restrictions may impede our ability to attract and retain qualified executive officers. ARRA also permits TARP recipients to repay the Treasury without penalty or requirement that additional capital be raised, subject to Treasury's consultation with our primary federal regulator while the securities purchase agreement required that, for a period of three years, the Series B preferred stock could generally only be repaid if we raised additional capital to repay the securities and such capital qualified as Tier 1 capital. Additional unilateral changes in the securities purchase agreement could have a negative impact on our financial condition and results of operations.

         Supervisory guidance on commercial real estate concentrations could restrict our activities and impose financial requirements or limitations on the conduct of our business.

        The Office of the Comptroller of the Currency, the FRB and the FDIC finalized joint supervisory guidance in 2006 on sound risk management practices for concentrations in commercial real estate lending. The guidance is intended to help ensure that institutions pursuing a significant commercial real estate lending strategy remain healthy and profitable while continuing to serve the credit needs of their communities. The agencies are concerned that rising commercial real estate loan concentrations may expose institutions to unanticipated earnings and capital volatility in the event of adverse changes in commercial real estate markets. The guidance reinforces and enhances existing regulations and guidelines for safe and sound real estate lending. The guidance provides supervisory criteria, including numerical indicators to assist in identifying institutions with potentially significant commercial real estate loan concentrations that may warrant greater supervisory scrutiny. The guidance does not limit banks' commercial real estate lending, but rather guides institutions in developing risk management practices and levels of capital that are commensurate with the level and nature of their commercial real estate concentrations. Lending and risk management practices of the Company will be taken into account in supervisory evaluation of capital adequacy. Our commercial real estate portfolio at December 31, 2009 meets the definition of commercial real estate concentration as set forth in the final guidelines. If our risk management practices are found to be deficient, it could result in increased reserves and capital costs.

         To the extent that any of the real estate securing our loans becomes subject to environmental liabilities, the value of our collateral will be diminished.

        In certain situations, under various federal, state and local environmental laws, ordinances and regulations as well as the common law, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on such property or damage to property or personal injury. Such laws may impose liability whether or not the owner or operator was responsible for the presence of such hazardous or toxic substances. Environmental laws also may impose restrictions on the manner in which properties may be used or businesses may be operated, and these restrictions may require expenditures by one or more of our borrowers. Such laws may be amended so as to require compliance with stringent standards which could require one or more of our borrowers to make unexpected expenditures, some of which could be substantial. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. One or more of our borrowers may be responsible for such costs which would diminish the value of our collateral. The cost of defending against claims of liability, of compliance with environmental regulatory requirements or of remediating any contaminated property could be substantial and require a material portion of the cash flow of one or more of our borrowers, which would diminish the ability of any such borrowers to repay our loans.

         Changes in interest rates may affect our profitability.

        Our profitability is, in part, a function of the spread between the interest rates earned on investments and loans, and the interest rates paid on deposits and other interest-bearing liabilities. Our net interest spread and margin will be affected by general economic conditions and other factors, including fiscal and monetary policies of the federal government, that influence market interest rates and our ability to respond to changes in such rates. At any given time, our assets and liabilities structures are such that they are affected differently by a change in interest rates. As a result, an increase or decrease in interest rates, the length of loan terms or the mix of adjustable and fixed-rate loans in our portfolio could have a positive or negative effect on our net income, capital and liquidity. We have traditionally managed our assets and liabilities in such a way that we have a positive interest rate gap. As a general rule, banks with positive interest rate gaps are more likely to be susceptible to declines in net interest income in periods of falling interest rates and are more likely to experience increases in net interest income in periods of rising interest rates. In addition, an increase in interest rates may adversely affect the ability of some borrowers to pay the interest on and principal of their loans.

         Our ability to grow is substantially dependent upon our ability to increase our deposits.

        Our primary source of funding growth is through deposit accumulation. Our ability to attract deposits is significantly influenced by general economic conditions, changes in money market rates, prevailing interest rates and competition. If we are not successful in increasing our current deposit base to a level commensurate with our funding needs, we may have to seek alternative higher cost wholesale financing sources or curtail our growth.

         Our fee-based businesses are subject to quarterly and annual volatility in their revenues and earnings.

        Our fee-based businesses have historically experienced, and are likely to continue to experience, quarterly and annual volatility in revenues and earnings. With respect to our investment banking services segment, the delay in the initiation or the termination of a major new client engagement, or any changes in the anticipated closing date of client transactions can directly affect revenues and earnings for a particular quarter or year. With respect to our insurance segment, our revenues and earnings also can experience quarterly and annual volatility, depending on the timing of the initiation or termination of a major new client engagement. In addition, a substantial portion of the revenues and earnings of our insurance segment are often generated during our fourth quarter as many of their clients seek to finalize their wealth transfer and estate plans by year end. With respect to our investment advisory businesses, our revenues and earnings are dependent on the value of our assets under management, which in turn are heavily dependent upon general conditions in debt and equity markets. Any significant volatility in debt or equity markets are likely to directly affect revenues and earnings of our investment advisory businesses for a particular quarter or year.

         We rely heavily on our management, and the loss of any of our senior officers may adversely affect our operations.

        Consistent with our policy of focusing growth initiatives on the recruitment of qualified personnel, we are highly dependent on the continued services of a small number of our executive officers and key employees. The loss of the services of any of these individuals could adversely affect our business, financial condition, results of operations and cash flows. The failure to recruit and retain key personnel could have a material adverse effect on our business, financial condition, results of operations and cash flows.

         We may experience difficulties in managing our growth.

        As part of our strategy, we may expand into additional communities or attempt to strengthen our position in our current markets by undertaking additional de novo branch openings or new bank formations. We believe that it may take up to 18 months for new banking facilities to first achieve operational profitability due to the impact of overhead expenses, and the start-up phase of generating loans and deposits. To the extent that we undertake growth initiatives, we are likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations, which may have an adverse effect on our levels of reported net income, return on average equity and return on average assets.

        In addition, we may acquire financial institutions and related businesses that we believe provide a strategic fit with our business. To the extent that we grow through acquisitions, we may not be able to adequately and profitably manage such growth. Acquiring other financial institutions and businesses involves risks commonly associated with acquisitions, including:

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  potential exposure to unknown or contingent liabilities of financial institutions and other businesses we acquire;

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  exposure to potential asset quality issues of the acquired banks or businesses;

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  difficulty and expense of integrating the operations and personnel of banks and businesses we acquire;

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  potential disruption to our business;

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  potential diversion of our management's time and attention; and

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  the possible loss of key employees and customers of the banks and businesses we acquire.

         Our business and financial condition may be adversely affected by competition.

        The banking business in the Denver and Phoenix metropolitan areas is highly competitive and is currently dominated by a number of large regional and national financial institutions. In addition to these regional and national banks, there are a number of smaller commercial banks that operate in these areas. We compete for loans and deposits with banks, savings and loan associations, finance companies, credit unions, and mortgage bankers. In addition to traditional financial institutions, we also compete for loans with brokerage and investment banking companies, and governmental agencies that make available low-cost or guaranteed loans to certain borrowers. Particularly in times of high interest rates, we also face significant competition for deposits from sellers of short-term money market securities and other corporate and government securities. In addition, during 2008 a number of traditional investment banks converted into bank holding companies, which may increase competition for deposits.

        By virtue of their larger capital bases or affiliation with larger multibank holding companies, many of our competitors have substantially greater capital resources and lending limits than we have and perform other functions that we offer only through correspondents. Interstate banking and unlimited state-wide branch banking are permitted in Colorado and Arizona. As a result, we have experienced, and expect to continue to experience, greater competition in our primary service areas. Our business, financial condition, results of operations and cash flows may be adversely affected by competition, including any increase in competition. Moreover, recently enacted and proposed legislation has focused on expanding the ability of participants in the banking and thrift industries to engage in other lines of business. The enactment of such legislation could put us at a competitive disadvantage because we may not have the capital to participate in other lines of business to the same extent as more highly capitalized financial service holding companies.

         We may be required to make capital contributions to the Bank if it becomes undercapitalized.

        Under federal law, a bank holding company may be required to guarantee a capital plan filed by an undercapitalized bank subsidiary with its primary regulator. If the subsidiary defaults under the plan, the holding company may be required to contribute to the capital of the subsidiary bank in an amount equal to the lesser of 5% of the Bank's assets at the time it became undercapitalized or the amount necessary to bring the Bank into compliance with applicable capital standards. Therefore, it is possible that we will be required to contribute capital to our subsidiary bank or any other bank that we may acquire in the event that such bank becomes undercapitalized. If we are required to make such capital contribution at a time when we have other significant capital needs, our business, financial condition, results of operations and cash flows could be adversely affected.

         We continually encounter technological change, and we may have fewer resources than our competitors to continue to invest in technological improvements.

        The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers.

         An interruption in or breach in security of our information systems may result in a loss of customer business.

        We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposits, and servicing or loan origination systems. The occurrence of any failures or interruptions could result in a loss of customer business and have a material adverse effect on our business, financial condition, results of operations and cash flows.

         We are subject to significant government regulation, and any regulatory changes may adversely affect us.

        The banking industry is heavily regulated under both federal and state law. These regulations are primarily intended to protect customers, not our creditors or shareholders. As a financial holding company, we are also subject to extensive regulation by the FRB, in addition to other regulatory and self-regulatory organizations. Regulations affecting banks and financial services companies undergo continuous change, and we cannot predict the ultimate effect of such changes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

        All statements other than statements of historical facts included in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "except", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Although we believe that the expectations reflected in such forward-looking statements are reasonable, there can be no assurances that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under "Risk Factors" and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

USE OF PROCEEDS

        We currently intend to use the net proceeds from the sale of any securities under this prospectus for general corporate purposes, which may include:

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  increase capitalization of the bank to support continued growth of loan and lease portfolio;

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  reducing or refinancing existing debt;

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  financing of potential investments and acquisitions;

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  capital expenditures;

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  working capital;

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  stock repurchases; and

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  other purposes as described in any prospectus supplement.

        Pending such uses, we may temporarily invest the net proceeds. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds. Except as indicated in a prospectus supplement, allocations of the proceeds to specific purposes will not have been made at the date of that prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,
	2009	2008	2007	2006	2005
	(dollars in thousands)
Ratio of earnings (as defined) to fixed charges:
Excluding interest on deposits	N/A	1.00	2.54	2.39	3.00
Including interest on deposits	N/A	1.00	1.52	1.61	1.92
Dollar amount of deficiency if ratio is less than 1.0	$(116,821)	—	—	—	—

        For the purpose of computing the ratio of earnings to fixed charges, earnings represent income before taxes, minority interests and equity in undistributed earnings of unconsolidated subsidiaries, plus fixed charges. Fixed charges include all interest expense (excluding interest on deposits), one-third of rental expense (which represents an appropriate interest factor), junior subordinated debentures expense and amortization of debt issuance costs. These ratios are presented both including and excluding interest on deposits. For additional information regarding the calculation of the ratio of earnings to fixed charges, please see Exhibit 12 to the registration statement of which this prospectus is a part.

DESCRIPTION OF COMMON STOCK

        General.    The following description summarizes the material provisions of our common stock. This description is not complete, and is qualified in its entirety by reference to the provisions of our Amended and Restated Articles of Incorporation, or the articles, and our Amended and Restated Bylaws, or the bylaws, as well as the Colorado Business Corporation Act, or the Act. Our articles and bylaws are, and any amendments to them will be, incorporated by reference in the registration statement of which this prospectus is a part.

        Authorized and Outstanding Shares.    We have authorized 50,000,000 shares of common stock, $.01 par value per share, of which 36,723,853 shares were issued and outstanding as of January 22, 2010.

        Market.    Our common stock is traded on the Nasdaq Global Select Market under the symbol "COBZ". All of the outstanding shares of common stock are, and any common stock issued and sold under this prospectus will be, validly issued, fully paid and nonassessable.

        Voting Rights.    Each holder of our common stock is entitled to one vote for each share held of record on all matters on which shareholders are entitled to vote; shareholders may not cumulate votes for the election of directors.

        Dividends.    Subject to the preferences accorded to the holders of outstanding shares of our preferred stock, if any, holders of common stock are entitled to dividends at such times and in such amounts as our board of directors may determine. The payment of dividends is subject to limitations imposed by the Act. Our ability to pay cash dividends in the future largely depends on the amount of cash dividends paid to us by the bank and our other operating subsidiaries. Capital distributions, including dividends, by the bank are subject to federal and state regulatory restrictions tied to the bank's earnings and capital.

        Liquidation; Dissolution.    In the event we dissolve, liquidate or wind-up, after payment of            debts and expenses and payment of the liquidation preference, plus any accrued dividends on any outstanding shares of our preferred stock, the holders of common stock will be entitled to receive all of our remaining assets ratably in proportion to the number of shares held by them.

        Preemptive Rights.    Holders of shares of our common stock have no preemptive, subscription, conversion or redemption rights and are not subject to further calls or assessments, or rights of redemption.

        Transfer Agent.    The Transfer Agent and Registrar for our Common Stock is Computershare Investor Services.

DESCRIPTION OF PREFERRED STOCK

        General.    We have authorized 2,000,000 shares of preferred stock, $.01 par value per share, of which no shares are issued and outstanding as of the date of this prospectus. Our board of directors has the authority to (or may direct a board committee to), without approval of the shareholders, issue shares of preferred stock in one or more series and to fix the number of shares and rights, preferences and limitations of each series. The shares of preferred stock, when issued and sold, will be validly issued, fully paid and nonassessable.

        The number of shares and all of the relative rights, preferences and limitations of the respective series of preferred stock authorized by the board of directors (or a committee established by the board of directors) will be described in the applicable prospectus supplement. The terms of particular series of preferred stock may differ, among other things, in:

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  designation;

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  number of shares that constitute the series;

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  dividends (which may be cumulative or noncumulative), the dividend rate, or the method of calculating the dividend rate;

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  dividend periods, or the method of calculating the dividend periods;

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  redemption provisions, including whether, on what terms and at what prices the shares will be subject to redemption at our option and whether a sinking fund will be established;

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  voting rights;

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  preferences and rights upon liquidation or winding up;

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  whether and on what terms the shares will be convertible into or exchangeable for shares of any other class, series or security of ours or any other corporation or any other property;

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  for preferred stock convertible into common stock, the number of shares of common stock to be reserved in connection with, and issued upon conversion of, the preferred stock;

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  whether depositary shares representing the preferred stock will be offered and, if so, the fraction or multiple of a share that each depositary share will represent; and

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  the other rights and privileges and any qualifications, limitations or restrictions of those rights or privileges.

        Each series of preferred stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up:

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  junior to any series of our capital stock expressly stated to be senior to that series of preferred stock;

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  senior to our common stock and any class of our capital stock expressly stated to be junior to that series of preferred stock; and

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  on a parity with each other series of preferred stock and all other classes of our capital stock.

        Dividends.    If described in the applicable prospectus supplement, we will pay cumulative cash dividends to the holders of preferred stock, when and as declared by the board of directors or the committee, out of funds legally available for payment. The prospectus supplement will detail the annual rate of dividends or the method or formula for determining or calculating them, and the payment dates and payment periods for dividends. The board of directors or the committee will fix a record date for the payment of dividends. We will pay dividends on the preferred stock to the holders of record on that record date.

        We will not declare, pay or set aside for payment any dividends on any preferred stock ranking on a parity as to payment of dividends with the preferred stock unless we declare, pay or set aside for payment dividends on all the outstanding shares of preferred stock for all dividend payment periods ending on or before the dividend payment date for that parity stock.

        Unless we have paid the full cumulative dividends on the outstanding shares of preferred stock, we may not take any of the following actions with respect to our common stock or any other preferred stock ranking junior or on parity with the preferred stock as to dividend payments:

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  declare, pay or set aside for payment any dividends, other than dividends payable in our common stock;

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  make other distributions;

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  redeem, purchase or otherwise acquire our common stock or junior preferred stock for any consideration; or

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  make any payment to or available for a sinking fund for the redemption of our common stock or junior preferred stock.

        Redemption.    The prospectus supplement will indicate whether, and on what terms, shares of any series of preferred stock will be subject to mandatory redemption or sinking fund provision. The prospectus supplement will also indicate whether, and on what terms, including the date on or after which redemption may occur, we may redeem shares of a series of the preferred stock.

        Liquidation Rights.    In the event we liquidate, dissolve or wind up our affairs, the holders of shares of preferred stock will be entitled to receive, out of our assets available for distribution to stockholders, liquidating distributions in an amount equal to the stated value per share of preferred stock, as described in the applicable prospectus supplement, plus accrued and accumulated but unpaid dividends to the date of final distribution, before any distribution is made to holders of:

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  any class or series of capital stock ranking junior to the preferred stock as to rights upon liquidation, dissolution or winding up; or

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  our common stock.

        However, holders of the shares of preferred stock will not be entitled to receive the liquidation price of their shares until we have paid or set aside an amount sufficient to pay in full the liquidation preference of any class or series of our securities ranking senior as to rights upon liquidation, dissolution or winding up. Neither a consolidation or merger in which we participate with or into another corporation nor a merger of another corporation with or into us nor a sale or transfer of all or part of our assets for cash or securities will be considered a liquidation, dissolution or winding up.

        If, upon our liquidation, dissolution or winding up, our assets then distributable are insufficient to pay in full the amounts payable with respect to the preferred stock and any other preferred stock ranking on parity with the preferred stock as to rights upon liquidation, dissolution or winding up, the holders of the preferred stock and of that other preferred stock will share ratably in any distribution in proportion to the full respective preferential amounts to which they are entitled. After we have paid the full amount of the liquidating distribution to which they are entitled, the holders of the preferred stock will not be entitled to any further participation in any distribution of assets.

        Voting Rights.    Unless otherwise determined by our board of directors and indicated in the prospectus supplement, holders of the preferred stock will not have any voting rights except as from time to time required by law.

DESCRIPTION OF DEPOSITARY SHARES

        We may, at our option, elect to offer fractional shares or some multiple of shares of preferred stock, rather than individual shares of preferred stock. If we choose to do so, we will issue depositary receipts for depositary shares, each of which will represent a fraction or a multiple of a share of a particular series of preferred stock as described below.

        The applicable prospectus supplement will describe the specific terms of any issuance of depositary shares. You should read the particular terms of any depositary shares we offer in any prospectus supplement, together with the more detailed form of deposit agreement, including the form of depositary receipt relating to the depositary shares, which will be filed as an exhibit to a document incorporated by reference in the registration statement of which this prospectus forms a part. The prospectus supplement also will state whether any of the terms summarized below do not apply to the depositary shares being offered.

        General.    The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a bank or trust company we select, with its principal executive office in the United States and a combined capital and surplus of at least $50,000,000, as depositary, which we refer to as the preferred stock depositary, and the holders from time to time of depositary receipts issued under the agreement. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, in proportion to the fraction or multiple of a share of preferred stock represented by that depositary share, to all the rights and preferences of the preferred stock represented by that depositary share, including dividend, voting and liquidation rights.

        The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional or multiple shares of the related series of preferred stock. Immediately following the issuance of shares of a series of preferred stock, we will deposit those shares with the preferred stock depositary, which will then issue and deliver the depositary receipts to the purchasers. Depositary receipts will only be issued evidencing whole depositary shares. A depositary receipt may evidence any number of whole depositary shares.

        Dividends and Other Distributions.    The preferred stock depositary will distribute all cash dividends or other cash distributions received on the related series of preferred stock to the record holders of depositary receipts relating to those series in proportion to the number of the depositary shares evidenced by depositary receipts those holders own.

        If we make a distribution other than in cash, the preferred stock depositary will distribute the property it receives to the record holders of depositary receipts in proportion to the number of depositary shares evidenced by depositary receipts those holders own, unless the preferred stock depositary determines that the distribution cannot be made proportionately among those holders or that it is not feasible to make the distribution. In that event, the preferred stock depositary may, with our approval, sell the property and distribute the net proceeds to the holders in proportion to the number of depositary shares evidenced by depositary receipts they own.

        The amount distributed to holders of depositary shares will be reduced by any amounts required to be withheld by us or the preferred stock depositary on account of taxes or other governmental charges.

        Conversion and Exchange.    If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

        Voting the Preferred Stock.    Upon receiving notice of any meeting at which the holders of any series of the preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in the notice of the meeting to the record holders of the depositary receipts relating to that series of preferred stock. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the related series of preferred stock, may instruct the preferred stock depositary how to exercise his or her voting rights. The preferred stock depositary will endeavor, insofar as practicable, to vote or cause to be voted the maximum number of whole shares of the preferred stock represented by those depositary shares in accordance with those instructions received sufficiently in advance of the meeting, and we will agree to take all reasonable action that may be deemed necessary by the preferred stock depositary in order to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting shares of the preferred stock for which it does not receive specific instructions from the holder of the depositary shares representing them.

        Redemption of Depositary Shares.    Depositary shares will be redeemed from any proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the series of the preferred stock represented by those depositary shares. The redemption price per depositary share will equal the applicable fraction or multiple of the redemption price per share payable with respect to the series of the preferred stock. If we redeem shares of a series of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock that we redeem. If less than all the depositary shares will be redeemed, the depositary shares to be redeemed will be selected by lot or substantially equivalent method determined by the preferred stock depositary.

        After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding, and all rights of the holders of the depositary shares will cease, except the right to receive the monies payable and any other property to which the holders were entitled upon the redemption upon surrender to the preferred stock depositary of the depositary receipts evidencing the depositary shares. Any funds deposited by us with the preferred stock depositary for any depositary shares that the holders fail to redeem will be returned to us after a period of two years from the date the funds are deposited.

        Amendment and Termination of the Deposit Agreement.    We may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time and from time to time by agreement with the preferred stock depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement will automatically terminate after there has been a final distribution on the related series of preferred stock in connection with our liquidation, dissolution or winding up and that distribution has been made to the holders of depositary shares or all of the depositary shares have been redeemed.

        Charges of Preferred Stock Depositary.    We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay all charges of the preferred stock depositary in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, all withdrawals of shares of the related series of preferred stock by holders of depositary shares and the registration of transfers of title to any depositary shares. However, holders of depositary shares will pay other transfer and other taxes and governmental charges and the other charges expressly provided in the deposit agreement to be for their accounts.

        Corporate Trust Office of Preferred Stock Depositary.    The preferred stock depositary's corporate trust office will be set forth in the applicable prospectus supplement relating to a series of depositary shares. The preferred stock depositary will act as transfer agent and registrar for depositary receipts, and, if shares of a series of preferred stock are redeemable, the preferred stock depositary will act as redemption agent for the corresponding depositary receipts.

        Resignation and Removal of Preferred Stock Depositary.    The preferred stock depositary may resign at any time by delivering to us written notice of its election to do so, and we may at any time remove the preferred stock depositary. Any resignation or removal will take effect upon the appointment of a successor preferred stock depositary. A successor must be appointed by us within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and a combined capital and surplus of at least $50,000,000.

        Reports to Holders.    We will deliver all required reports and communications to holders of the preferred stock to the preferred stock depositary, and it will forward those reports and communications to the holders of depositary shares.

        Inspection by Holders.    Upon request, the preferred stock depositary will provide for inspection to the holders of depositary shares the transfer books of the depositary and the list of holders of receipts; provided that any requesting holder certifies to the preferred stock depositary that such inspection is for a proper purpose reasonably related to such person's interest as an owner of depositary shares evidenced by the receipts.

DESCRIPTION OF DEBT SECURITIES

        We may offer from time to time debt securities in the form of either senior debt securities or subordinated debt securities. Unless otherwise specified in a supplement to this prospectus, any senior debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

        The debt securities will be issued under one or more separate indentures between us and a trustee to be identified in the applicable prospectus supplement. The indentures are substantially identical except for the subordination provisions described below under "Subordinated Debt Securities" in this "Description of the Debt Securities." This summary refers to both indentures as the "indenture."

        We have summarized the general terms and provisions of the indenture below. The summary is not complete. The form of indenture for senior indebtedness and indenture for subordinated indebtedness have filed as exhibits to the registration statement of which this prospectus is a part and you should read the indentures for provisions that may be important to you. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. Capitalized terms used in the summary have the meanings specified in the indentures.

  General.

        The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officers' certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

        We can issue an unlimited amount of debt securities under the indenture. The debt securities may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

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  the title of the debt securities;

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  the price or prices, expressed as a percentage of the principal amount, at which we will sell the debt securities;

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  whether the debt securities will be senior or subordinated;

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  any subordination provisions, if different from those described below under "Subordinated Debt Securities";

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  any limit on the aggregate principal amount of the debt securities;

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  the date or dates on which we will pay the principal on the debt securities;

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  the rate or rates, which may be fixed or variable, per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

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  the place or places where principal of, premium and interest on the debt securities will be payable;

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  the terms and conditions upon which we may redeem the debt securities;

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  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

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  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

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  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

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  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

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  any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

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  any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

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  any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

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  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

        In addition, the indenture does not limit our ability to issue convertible debt securities. Any conversion provisions of a particular series of debt securities will be set forth in the officer's certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        Transfer and Exchange.    Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company ("DTC"), as Depositary, or a nominee (we will refer to any debt security represented by a global debt security as a "book-entry debt security"), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a "certificated debt security") as set forth in the applicable prospectus supplement. Except as set forth under the heading "Global Debt Securities and Book-Entry System" below, book-entry debt securities will not be issuable in certificated form.

        DTC, the world's largest depository, is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve Board System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

        DTC is a wholly-owned subsidiary of the Depository Trust & Clearing Corporation ("DTCC"). DTCC, in turn, is owned by a number of its direct participants and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, the American Stock Exchange and the National Association of Securities Dealers, Inc.

        Access to the DTC system is also available to indirect participants, such as securities brokers and dealers, and banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Certificated Debt Securities.    You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

        You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

        Global Debt Securities and Book-Entry System.    Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary. The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

        Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

        So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

        We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

        We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. CoBiz, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

        We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants' accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

        We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

        We have obtained the foregoing information concerning the depositary and the depositary's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

        No Protection in the Event of a Change of Control.    Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection, such as acceleration, in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

        Covenants.    We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

        Consolidation, Merger and Sale of Assets.    We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

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  we are the surviving corporation or the successor person (if other than CoBiz) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

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  immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

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  certain other conditions are met.

  Events of Default.

        Event of default means, with respect to any series of debt securities, any of the following:

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  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

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  default in the payment of principal of or premium on any debt security of that series when due and payable;

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  default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

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  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in principal amount of the outstanding debt securities of that series as provided in the indenture;

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  certain events of bankruptcy, insolvency or reorganization of our company; and

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  any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. Any payment by us on the subordinated debt securities following any such acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities." At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

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  that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

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  the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

        Modification and Waiver.    We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

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  reduce the amount of debt securities whose holders must consent to an amendment or waiver;

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  reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

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  reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

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  reduce the principal amount of discount securities payable upon acceleration of maturity;

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  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

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  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

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  waive a redemption payment with respect to any debt security.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

  Defeasance of Debt Securities and Certain Covenants in Certain Circumstances.

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of our independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

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  we may omit to comply with the covenant described under the heading "Consolidation, Merger and Sale of Assets" and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

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  any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

        The conditions include:

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  depositing with the trustee money or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of our independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

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  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

        Covenant Defeasance and Events of Default.    In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. We will remain liable for those payments.

        The Trustee.    We will pay compensation to the trustee for its services as we and the trustee may agree in writing from time to time. We will also reimburse all reasonable out-of-pocket expenses incurred by the trustee, including compensation and expenses of the trustee's agents and counsel.

        We will indemnify the trustee against liability, loss and expense incurred by it in the performance of its duties under the indenture, except for those incurred as a result of the trustee's negligence or bad faith.

        The indentures limit the right of the trustee, should it become a creditor of us, to obtain payment of claims or secure its claims.

        The trustee is permitted to engage in certain other transactions. However, if the trustee, acquires any conflicting interest, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign.

        Subordinated Debt Securities.    Payment on the subordinated debt securities will, to the extent provided in the indenture, be subordinated in right of payment to the prior payment in full of all of our senior indebtedness. The subordinated debt securities also are effectively subordinated to all debt and other liabilities, including trade payables and lease obligations, if any, of our subsidiaries.

        Upon any distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of and interest on the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash or other payment satisfactory to the holders of senior indebtedness of all senior indebtedness. In the event of any acceleration of the subordinated debt securities because of an event of default, the holders of any senior indebtedness would be entitled to payment in full in cash or other payment satisfactory to such holders of all senior indebtedness obligations before the holders of the subordinated debt securities are entitled to receive any payment or distribution. The indenture requires us or the trustee to promptly notify holders of designated senior indebtedness if payment of the subordinated debt securities is accelerated because of an event of default.

        We may not make any payment on the subordinated debt securities, including upon redemption at the option of the holder of any subordinated debt securities or at our option, if:

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  a default in the payment of the principal, premium, if any, interest, rent or other obligations in respect of designated senior indebtedness occurs and is continuing beyond any applicable period of grace (called a "payment default"); or

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  a default other than a payment default on any designated senior indebtedness occurs and is continuing that permits holders of designated senior indebtedness to accelerate its maturity, and

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  the trustee receives a notice of such default (called a "payment blockage notice") from us or any other person permitted to give such notice under the indenture (called a "non-payment default").

        We may resume payments and distributions on the subordinated debt securities:

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  in the case of a payment default, upon the date on which such default is cured or waived or ceases to exist; and

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  in the case of a non-payment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist and 179 days after the date on which the payment blockage notice is received by the trustee, if the maturity of the designated senior indebtedness has not been accelerated.

        No new period of payment blockage may be commenced pursuant to a payment blockage notice unless 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice and all scheduled payments of principal, premium and interest, including any liquidated damages, on the notes that have come due have been paid in full in cash. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice shall be the basis for any later payment blockage notice unless the non-payment default is based upon facts or events arising after the date of delivery of such payment blockage notice.

        If the trustee or any holder of the notes receives any payment or distribution of our assets in contravention of the subordination provisions on the subordinated debt securities before all senior indebtedness is paid in full in cash, property or securities, including by way of set-off, or other payment satisfactory to holders of senior indebtedness, then such payment or distribution will be held in trust for the benefit of holders of senior indebtedness or their representatives to the extent necessary to make payment in full in cash or payment satisfactory to the holders of senior indebtedness of all unpaid senior indebtedness.

        In the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the subordinated debt securities may receive less, ratably, than our other creditors (including our trade creditors). This subordination will not prevent the occurrence of any event of default under the indenture.

        We are not prohibited from incurring debt, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness.

        We are obligated to pay reasonable compensation to the trustee and to indemnify the trustee against certain losses, liabilities or expenses incurred by the trustee in connection with its duties relating to the subordinated debt securities. The trustee's claims for these payments will generally be senior to those of noteholders in respect of all funds collected or held by the trustee.

  Certain Definitions.

        "indebtedness" means:

        (1)   all indebtedness, obligations and other liabilities for borrowed money, including overdrafts, foreign exchange contracts, currency exchange agreements, interest rate protection agreements, and any loans or advances from banks, or evidenced by bonds, debentures, notes or similar instruments, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services;

        (2)   all reimbursement obligations and other liabilities with respect to letters of credit, bank guarantees or bankers' acceptances;

        (3)   all obligations and liabilities in respect of leases required in conformity with generally accepted accounting principles to be accounted for as capitalized lease obligations on our balance sheet;

        (4)   all obligations and other liabilities under any lease or related document in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under the lease or related document to purchase or to cause a third party to purchase the leased property;

        (5)   all obligations with respect to an interest rate or other swap, cap or collar agreement or other similar instrument or agreement or foreign currency hedge, exchange, purchase agreement or other similar instrument or agreement;

        (6)   all direct or indirect guaranties or similar agreements in respect of, and our obligations or liabilities to purchase, acquire or otherwise assure a creditor against loss in respect of, indebtedness, obligations or liabilities of others of the type described in (1) through (5) above;

        (7)   any indebtedness or other obligations described in (1) through (6) above secured by any mortgage, pledge, lien or other encumbrance existing on property which is owned or held by us; and

        (8)   any and all refinancings, replacements, deferrals, renewals, extensions and refundings of, or amendments, modifications or supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (7) above.

        "senior indebtedness" means the principal, premium, if any, interest, including any interest accruing after bankruptcy, and rent or termination payment on or other amounts due on our current or future indebtedness, whether created, incurred, assumed, guaranteed or in effect guaranteed by us, including any deferrals, renewals, extensions, refundings, amendments, modifications or supplements to the above. However, senior indebtedness does not include:

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  indebtedness that expressly provides that it shall not be senior in right of payment to subordinated debt securities or expressly provides that it is on the same basis or junior to subordinated debt securities; and

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  our indebtedness to any of our majority-owned subsidiaries.

        Governing Law.    The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

        We may issue warrants for the purchase of common stock, preferred stock, depositary shares and debt securities. Warrants may be issued separately or together with common stock, preferred stock, depositary shares or debt securities offered by any prospectus supplement and may be attached to or separate from such common stock, preferred stock, depositary shares or debt securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust corporation, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of warrant certificates representing the warrants, will be filed as exhibits to a document incorporated by reference in the registration statement of which this prospectus forms a part.

        This section describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. You should read the particular terms of any warrants we offer in any prospectus supplement, together with the more detailed form of warrant agreement and the form of warrant certificate. The prospectus supplement also will state whether any of the terms summarized below do not apply to the warrants being offered.

        General.    The applicable prospectus supplement will describe the terms of the warrants and applicable warrant agreement, including the following, where applicable:

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  the title of the warrants;

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  the offering price for the warrants, if any;

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  the aggregate number of warrants offered and the aggregate number of warrants outstanding as of the most practicable date;

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  the designation and terms of the debt securities, common stock, preferred stock or depositary shares, if any, purchasable upon exercise of the warrants;

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  the designation and terms of the debt securities, common stock, preferred stock or depositary shares, if any, with which the warrants are issued and the number of warrants issued with each of these securities;

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  the date after which the warrants and any debt securities, common stock, preferred stock or depositary shares, if any, issued with the warrants will be separately transferable;

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  the principal amount of debt securities purchasable upon exercise of a warrant and the purchase price;

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  the dates on which the right to exercise the warrants begins and expires;

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  the minimum or maximum amount of the warrants that may be exercised at any one time;

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  whether the warrants represented by warrant certificates or debt securities that may be issued upon exercise of the warrants will be issued in registered or bearer form;

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  information with respect to any book-entry procedures;

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  the currency, currencies or currency units in which the offering price, if any, and the exercise price are payable;

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  a discussion of certain United States federal income tax considerations;

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  any anti-dilution provisions of the warrants;

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  any redemption or call provisions applicable to the warrants; and

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  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

        Warrant certificates may be exchanged for new warrant certificates of different denominations, may be presented for registration of transfer, and may be exercised at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrant to purchase debt securities, holders of such warrants will not have any of the rights of holders of the debt securities purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable indenture. Prior to the exercise of any warrants to purchase preferred stock, depositary shares or common stock, holders of such warrants will not have any rights of holders of the preferred stock, depositary shares or common stock purchasable upon such exercise, including the right to receive payments of dividends, if any, on the preferred stock, depositary shares or common stock purchasable upon such exercise or to exercise any applicable right to vote.

        Exercise of Warrants.    Each warrant will entitle the holder to purchase such principal amount of debt securities or shares of common stock, preferred stock or depositary shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the offered warrants. After the close of business on the expiration date of the warrants (or such later date to which such expiration date may be extended by us), unexercised warrants will become void.

        Warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the common stock, preferred stock, depositary shares or debt securities, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt, within five business days, of the warrant certificate evidencing such warrants. Upon receipt of such payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common stock, preferred stock, depositary shares or debt securities, as the case may be, purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining amount of warrants.

        Amendments and Supplements to Warrant Agreements.    The warrant agreements may be amended or supplemented without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants.

        Warrant Adjustments.    Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of shares of common stock, preferred stock or depositary shares covered by, a stock warrant are subject to adjustment in certain events, including:

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  the issuance of a stock dividend to the holders of common stock, preferred stock or depositary shares, respectively;

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  a combination, subdivision or reclassification of common stock, preferred stock or depositary shares, respectively; and

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  any other event described in the applicable prospectus supplement.

        In lieu of adjusting the number of shares of common stock, preferred stock or depositary shares purchasable upon exercise of each stock warrant, we may elect to adjust the number of stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, or sale or conveyance of the property of CoBiz as an entirety or substantially as an entirety, the holder of each outstanding stock warrant shall have the right upon the exercise thereof to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of common stock, preferred stock or depositary shares into which such stock warrants were exercisable immediately prior thereto.

DESCRIPTION OF RIGHTS

        We may issue rights for the purchase of common stock. Rights may be issued separately or together with common stock offered by any prospectus supplement and may be attached to or separate from such common stock. The following briefly summarizes the general provisions of rights to purchase additional shares of our common stock, which we may issue. The specific terms of any rights, including the period during which the rights may be exercised, the manner of exercising such rights, and the transferability of rights, will be disclosed in the applicable prospectus supplement. The prospectus supplement also will state whether any of the terms summarized below do not apply to the rights being offered.

        General.    We may distribute rights, which may or may not be transferable, to the holders of our common stock as of a record date set by our board of directors, at no cost to such holders. Each holder will be given the right to purchase a specified number of whole shares of our common stock for every share of our common stock that the holder thereof owned on such record date, as set forth in the applicable prospectus supplement. No fractional rights or rights to purchase fractional shares will be distributed in any rights offering. The rights will be evidenced by rights certificates, which may be in definitive or book-entry form. Each right will entitle the holder to purchase shares of our common stock at a rate and price per share to be established by our board of directors, as set forth in the applicable prospectus supplement. If holders of rights wish to exercise their rights, they must do so before the expiration date of the rights offering, as set forth in the applicable prospectus supplement. Upon the expiration date, the rights will expire and will no longer be exercisable, unless, in our sole discretion prior to the expiration date, we extend the rights offering.

        Exercise Price.    Our board of directors will determine the exercise price or prices for the rights based upon a number of factors, including, without limitation, our business prospects; our capital requirements; the price or prices at which an underwriter or standby purchasers may be willing to purchase shares that remain unsold in the rights offering; and general conditions in the securities markets, especially for securities of financial services companies. The subscription price may or may not reflect the actual or long-term fair value of the common stock offered in the rights offering. We provide no assurances as to the market values or liquidity of any rights issued, or as to whether or not the market prices of the common stock subject to the rights will be more or less than the right's exercise price during the term of the rights or after the rights expire.

        Exercising Rights; Fees and Expenses.    The manner of exercising rights will be set forth in the applicable prospectus supplement. Any subscription agent or escrow agent will be set forth in the applicable prospectus supplement. We will pay all fees charged by any subscription agent and escrow agent in connection with the distribution and exercise of rights. Rights holders will be responsible for paying all other commissions, fees, taxes or other expenses incurred in connection with their transfer of rights that are transferable. Neither we nor the subscription agent will pay such expenses.

        Expiration of Rights.    The prospectus supplement will set forth the expiration date and time ("Expiration Date") for exercising rights. If holders of subscription rights do not exercise their rights prior to such time, their rights will expire and will no longer be exercisable and will have no value. We will extend the Expiration Date as required by applicable law and may, in our sole discretion, extend the Expiration Date. If we elect to extend the Expiration Date, we will issue a press release announcing such extension prior to the scheduled Expiration Date.

        Withdrawal and Termination.    We may withdraw the rights offering at any time prior to the Expiration Date for any reason. We may terminate the rights offering, in whole or in part, at any time before completion of the rights offering if there is any judgment, order, decree, injunction, statute, law or regulation entered, enacted, amended or held to be applicable to the rights offering that in the sole judgment of our board of directors would or might make the rights offering or its completion, whether in whole or in part, illegal or otherwise restrict or prohibit completion of the rights offering. We may waive any of these conditions and choose to proceed with the rights offering even if one or more of these events occur. If we terminate the rights offering, in whole or in part, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned promptly without interest.

        Rights of Subscribers.    Holders of rights will have no rights as shareholders with respect to the shares of common stock for which the rights may be exercised until they have exercised their rights by payment in full of the exercise price and in the manner provided in the prospectus supplement, and such shares of common or preferred stock, as applicable, have been issued to such persons. Holders of rights will have no right to revoke their subscriptions or receive their monies back after they have completed and delivered the materials required to exercise their rights and have paid the exercise price to the subscription agent. All exercises of rights are final and cannot be revoked by the holder of rights.

        Regulatory Limitations.    We will not be required to issue any person or group of persons shares of our common stock pursuant to the rights offering if, in our sole opinion, such person would be required to give prior notice to or obtain prior approval from, any state or federal governmental authority to own or control such shares if, at the time the rights offering is scheduled to expire, such person has not obtained such clearance or approval in form and substance reasonably satisfactory to us.

        Standby Agreements.    We may enter into one or more separate agreements with one or more standby underwriters or other persons to purchase, for their own account or on our behalf, any shares of our common stock not subscribed for in the rights offering. The terms of any such agreements will be described in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell our securities from time to time to investors directly or through agents or pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods.

        We may sell the securities:

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  through one or more underwriters or dealers;

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  directly to purchasers;

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  through agents; and

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  through a combination of any of these methods of sale.

        We may distribute the securities from time to time in one or more transactions at:

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  a fixed price or prices, which may be changed;

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  market prices prevailing at the time of sale;

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  prices related to the prevailing market prices; or

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  negotiated prices.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers as their agents in connection with the sale of the securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each prospectus supplement will identify any underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        In connection with the offering of certain offered securities, certain persons participation in such offering may engage in transactions that stabilize, maintain or otherwise affect the market prices of such offered securities of our other securities, including stabilizing transactions, syndicate covering transactions and the imposition of penalty bids.

        The underwriters, dealers or agents and their associates may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

LEGAL MATTERS

        The validity of the securities we are offering will be passed upon for us by Sherman & Howard L.L.C., Denver, Colorado.

EXPERTS

        The consolidated financial statements, incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, and the effectiveness of CoBiz Financial Inc. and Subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

2,100,000 Shares
Common Stock

PROSPECTUS SUPPLEMENT

March 19, 2012

Stifel Nicolaus Weisel